EXHIBIT 12(a)

                         VIACOM INTERNATIONAL INC. AND SUBSIDIARIES

                      COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (In thousands, except ratios)



                                             Year Ended December 31,
                                 ---------------------------------------------
                                  1993     1992       1991      1990      1989
                                  ----     ----       ----      ----      ----

Earnings (loss) before income
   taxes                       $303,665  $164,617   $66,274 ($16,046)  $266,058

Add:
  Distribution income of
     Affiliated Companies        13,441     9,447     5,546     2,800     4,500
  Interest expense, net of
      capitalized interest      150,738   195,223   252,921   243,283   258,032
  Capitalized interest
      amortized                   2,094     2,376     2,326     2,249     2,349
   1/3 of rental expense         24,745    22,640    21,537    18,781    15,492
                               --------  --------   -------  --------  --------

Earnings                       $494,683  $394,303  $348,604  $251,067  $546,431
                               ========  ========  ========  ========  ========

Fixed charges:
   Interest costs on all
     indebtedness              $151,111  $195,725  $253,434  $244,123  $313,805
   1/3 of rental expense         24,745    22,640    21,537    18,781    15,492
                               --------  --------  --------  --------  --------

Total fixed charges            $175,856  $218,365  $274,971  $262,904  $329,297
                               ========  ========  ========  ========  ========

Ratio of earnings to
   fixed charges                   2.81      1.81      1.27  Note (a)      1.66
                              =========  ========  ========  ========  ========



(a) As a result of the interest expenses associated with the indebtedness of the Company outstanding under the Credit Agreement and under the 1988 Existing Subordinated Debt, earnings of the Company were insufficient to cover fixed charges for the year ended December 31, 1990. The additional amount of earnings required to cover the fixed charges of the Company for the year ended December 31, 1990, would have been $11,837.